AGREEMENT


     THIS AGREEMENT (this "Agreement") is entered into this 6th day of March, 1996, by and among Larson Davis Incorporated, a Nevada corporation (the "Company"), and Laura Huberfeld, Naomi Bodner, Jeffrey Rubin, Lenore Katz, Robert Cohen, Jeffrey Cohen, Allyson Cohen, and Shawn Zimberg, (collectively referred to herein as "Holders"), based on the following premises.

Premises

     A. The Company and the Holders entered into a Stock Purchase Agreement dated April 7, 1995, as amended (the "Stock Purchase Agreement"), pursuant to which the Holders acquired warrants (the "$4.50 A Warrants") to purchase an aggregate of 500,000 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), at $4.50 per share of Common Stock and the right to acquire, under certain circumstances, warrants (the "$4.50 B Warrants") to purchase an aggregate of 500,000 shares of Common Stock at $4.50 per share, and warrants (the "$5.75 Warrants") to purchase an aggregate of 1,000,000 shares of Common Stock at $5.75 per share.



     B. The Company and the Holders have agreed to a repricing of the $4.50 A Warrants and the issuance of other warrants as set forth herein in lieu of the $4.50 B and $5.75 Warrants on the satisfaction of certain conditions and wish to set forth such agreement in writing.

Agreement

     NOW, THEREFORE, based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived therefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

Article I
Issuance of Warrants

     1.1 Repricing and Issuance of Warrants. If the Holders meet the timely exercise conditions set forth in section 1.2, the Company agrees to:

          (a) reprice the $4.50 A Warrants to $3.25 per share of Common Stock (as repriced, the "$3.25 A Warrants");

          (b) issue warrants to acquire 500,000 shares of Common Stock at $3.25 per share at any time prior to November 1, 1996 (the "$3.25 B Warrants"), in lieu of the Company's obligation to issue the $4.50 B Warrants; and

          (c) issue warrants to acquire 1,000,000 shares of Common Stock at $3.25 per share, 500,000 of which may be exercised at any time prior to June 30, 1997 (the "$3.25 C Warrants"), and 500,000 of which may be exercised at any time prior to December 31, 1997 (the "$3.25 D Warrants"), in lieu of the Company's obligation to issue $5.75 Warrants.

The $3.25 A, B, C, and D Warrants are collectively referred to as the "Warrants" or the "$3.25 Warrants."

     1.2 Time of Exercise. The Company will file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") covering the resale by the Holders of the Common Stock issued on the exercise of the $3.25 Warrants or the $4.50 A, $4.50 B, and $5.75 Warrants, as the case may be. As a condition precedent to the repricing and issuance of $3.25 Warrants as set forth in section 1.1, the Holders shall (i) exercise, and the Company shall receive good funds on such exercise, all of the $3.25 A Warrants and at least 115,385 of the $3.25 B Warrants within 45 days of the effective date of the Registration Statement; and (ii) exercise, and the Company receive good funds on such exercise, the remaining $3.25 B Warrants within 90 days of the effectiveness of the Registration Statement.

     1.3 Issuance of Warrants. As soon as practicable following the execution of this Agreement, the Company shall issue and deliver the $3.25 B Warrants to the Holders. The Company will, at any time following the execution of this Agreement, accept $3.25 per share of Common Stock as payment of the exercise price of the $4.50 A Warrants, as tentatively changed to $3.25 A Warrants hereunder. As soon as practicable following the satisfaction of the timely exercise commitments of section 1.2 by the Holders, the Company shall issue and deliver the $3.25 C and $3.25 D Warrants to the Holders. Each Holder shall be entitled to receive the number of Warrants set forth next to his or her name on Exhibit "A" attached hereto and incorporated herein by this reference.

     1.4 Termination of Agreement. If the Holders fail to meet the timely exercise condition of section 1.2, this Agreement shall become null and void and the parties shall continue to have the rights set forth in the Stock Purchase Agreement. Any amounts previously received by the Company on the exercise of the $3.25 A or B Warrants shall be deemed to be payment for the exercise of the $4.50 A Warrants or $4.50 B Warrants and the number of shares of Common Stock to be delivered to the Holders reduced accordingly. The balance of any unexercised $4.50 A and $4.50 B Warrants shall remain exercisable in accordance with their terms prior to modification hereunder.

     1.5 Exercise of Warrants. To exercise the Warrants in accordance with the terms hereof, the Holders desiring to exercise shall present and surrender to the Company the Warrant, with the purchase form attached thereto duly executed, and shall pay to the Company the exercise price for the number of shares being purchased in cash or immediately available funds by wire transfer, certified or official bank check, or other means of payment acceptable to the Company.



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     1.6  Delivery of Common Stock.  The Company will promptly issue a certificate representing the shares of Common Stock acquired by a Holder on exercise of the Warrants. Until such time as the timely exercise conditions of the Holders under section 1.2 are satisfied, the Company shall hold such certificates. Thereafter, the Company shall deliver such certificates, and all certificates representing subsequently acquired Common Stock, to the Holders. Notwithstanding the preceding sentences, if such conditions have not been satisfied and the time for satisfying such conditions has expired, or the Holders have waived their right to satisfy such conditions, the certificates shall be returned to the transfer agent of the Company and the number of shares represented thereby reduced to represent the number of shares that would have been acquired at an exercise price of $4.50 per share. Such certificates shall thereafter be promptly delivered to the Holders.

Article II
Representations, Covenants, and Warranties of the Company

     As an inducement to, and to obtain the reliance of, Holders, the Company represents and warrants as follows:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under laws of the state of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted.
The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the Company's certificate of incorporation or bylaws. The Company has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated.

     2.2 Approval of Agreement. The board of directors of the Company have authorized the execution and delivery of this Agreement by the Company and has approved the consummation of the transactions contemplated hereby. This Agreement is the legal, valid, and binding agreement of the Company enforceable between the parties in accordance with its terms.

     2.3 Financial Information. Each of the financial statements contained in the information referred to in section 2.4 present fairly the financial condition of the Company as of the date of such financial statement and the results of its operations for the periods indicated. All such audited and unaudited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements and have been presented in accordance with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") regarding the form and content of and requirements for financial statements to be filed with the SEC.

     2.4 Information. The information concerning the Company set forth in this Agreement, in the schedules delivered by the Company pursuant to the Stock Purchase Agreement and this Agreement, the annual report on form 10-KSB filed with the SEC for the year ended June 30, 1995, and all amendments thereto, and the quarterly report on form 10-QSB for the quarter ended September 30, 1995, is, as of the date of the respective reports, complete and accurate in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     2.5 Third-Party Consents. None of the contracts, agreements, leases, or other commitments, written or oral, to which the Company is a party or to which any of its properties or assets are subject require the consent of any other party in order to consummate the transactions herein contemplated, except where the failure to obtain such consent would not have a material adverse effect on the transactions contemplated herein. Except for the satisfaction of requirements of federal and state securities and corporation laws, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

     2.6 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, lease, or other contract, agreement, or instrument to which the Company is a party or to which any of its properties or operations are subject and the breach of which would have a material adverse effect on the Company.

Article III
Representations, Covenants, and Warranties of Holders

     As an inducement to, and to obtain the reliance of the Company, each Holder represents and warrants as follows:

     3.1 Binding Agreement. This Agreement is the legal, valid, and binding obligation of each Holder enforceable in accordance with its terms.

     3.2 Third-Party Consents. None of the contracts, agreements, leases, or other commitments, written or oral, to which any Holder is a party or to which any of its properties or assets are subject require the consent of any other party in order to consummate the transactions herein contemplated, except where the failure to obtain such consent would not have a material adverse effect on the transactions contemplated herein. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by any Holder of this Agreement and the consummation by any Holder of the transactions contemplated hereby.

     3.3 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, constitute an event of default under, or require the consent or approval of any third-party pursuant to, any material contract, agreement, or instrument to which any Holder is a party or to which any of their respective properties or operations are subject.

     3.4 Information. The information concerning Holders set forth in this Agreement and in the schedules delivered by Holders pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Article IV
Special Covenants

     4.1 Indemnification by Holders. Each Holder will indemnify and hold harmless the Company and its directors and officers, and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by any Holder expressly for use therein. Holders agree at any time upon the request of the Company to furnish to it a written letter or statement confirming the accuracy of the information with respect to Holders contained in any report or other application or statement referred to in this Article IV, or in any draft of any such documents, and confirming that the information with respect to Holders contained in such document or draft was furnished by Holders, indicating the inaccuracies or omissions contained in such document or draft or indicating the information not furnished by Holders expressly for use therein. The indemnity agreement contained in this section 4.1 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Company and shall survive the consummation of the transactions contemplated by this Agreement.

     4.2 Indemnification by the Company. The Company will indemnify and hold harmless Holders from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of this Agreement or any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the Company expressly for use therein. The Company agrees at any time upon the request of Holders to furnish to them a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Article IV, or in any draft of any such document, and confirming that the information with respect to the Company contained in such document or draft was furnished by the Company, indicating the inaccuracies or omissions contained in such document or draft or indicating the information not furnished by the Company expressly for use therein. The indemnity agreement contained in this section 4.2 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Holders and shall survive the consummation of the transactions contemplated by this Agreement.



     4.3 The Acquisition of Purchased Stock. The consummation of this Agreement and the issuance of Common Stock to Holders contemplated herein constitutes the offer and sale of securities as those terms are defined under the Securities Act and applicable state statutes. Such transactions shall be consummated in reliance on certain exemptions from the registration requirements of federal and state securities laws, which depend, among other items, on the circumstances under which such securities are acquired.

          (a) In order to provide documentation for reliance upon such exemptions, the Holders make the following representations and warranties:

               (i) Each Holder acknowledges that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the Warrants or the shares of Common Stock issuable on exercise of the Warrants, and that this transaction involves certain risks.

               (ii) Each Holder has received and read this Agreement and understands the risks related to the consummation of the transactions herein contemplated.

               (iii) Each Holder has such knowledge and experience in business and financial matters that he or she is capable of evaluating the Company and its business operations.

               (iv) Each Holder has adequate means of providing for his or her current needs and possible personal contingencies and has no need now, and anticipates no need in the foreseeable future, to sell any of the Warrants or the shares of Common Stock issuable on exercise of the Warrants. Each Holder is able to bear the economic risks of this investment, and, consequently, without limiting the generality of the foregoing, is able to hold the Warrants and the shares of Common Stock issuable on exercise of the Warrants for an indefinite period of time, and has a sufficient net worth to sustain a loss of the entire investment, in the event such loss should occur.

               (v) The Holders have been provided with all information contained in the Company's annual report on form 10-K for the year ended June 30, 1994, and all subsequent interim reports filed by the Company with the Securities and Exchange Commission. The Holders' representatives, including their legal counsel, have personally met with the officers and directors of the Company and have investigated the intellectual property assets of the Company. Each Holder and their representatives have been given the opportunity to meet with and ask questions of the officers and directors of the Company and to obtain any additional information they consider material to the acquisition of the Warrants and the shares of Common Stock issuable on exercise of the Warrants.

               (vi) Each Holder is acquiring the Warrants and the shares of Common Stock issuable on exercise of the Warrants for his or her own account and not for resale to others.




               (vii) Each Holder confirms that he or she is an "accredited investor" as defined under rule 501 of regulation D promulgated under the Securities Act. Each Holder confirms that his or her individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000, or he or she had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

               (viii) The Holder is a resident of the state set forth in the address below the Holder's name on the signature pages hereto.

               (ix) Each Holder understands that none of the Warrants or the shares of Common Stock issuable on exercise of the Warrants has been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions by an issuer not involving any public offering and that any disposition of the Warrants and the shares of Common Stock issuable on exercise of the Warrants may, under certain circumstances, be inconsistent with this exemption and may make the Holder an "underwriter" within the meaning of the Securities Act. Each Holder further acknowledges that the Warrants and the shares of Common Stock issuable on exercise of the Warrants must be held and may not be sold, transferred, or otherwise disposed of for value unless it is subsequently registered under the Securities Act or an exemption from such registration is available; the Company is under no obligation to register the Warrants or the shares of Common Stock issuable on exercise of the Warrants under the Securities Act or under section 12 of the Exchange Act, except as provided herein or as may be expressly agreed to by it in writing; if rule 144 is available, and no assurance is given that it will be, initially only routine sales of the Warrants and the shares of Common Stock issuable on exercise of the Warrants in limited amounts can be made in reliance on rule 144 in accordance with the terms and conditions of that rule; the Company is under no obligation to the undersigned to make rule 144 available, except as may be expressly agreed to by it in writing; in the event rule 144 is not available, compliance with regulation A or some other exemption may be required before any Holder can sell, transfer, or otherwise dispose of the Warrants or the shares of Common Stock issuable on exercise of the Warrants without registration under the Securities Act; the Company's registrar and transfer agent will maintain a stop transfer order against the registration of transfer of the Warrants and the shares of Common Stock issuable on exercise of the Warrants; and the certificate(s) representing the Warrants and the shares of Common Stock issuable on exercise of the Warrants will bear a legend in substantially the following form so restricting the sale of the Warrants and the shares of Common Stock issuable on exercise of the
          Warrants:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

          (b) In order to more fully document reliance on the exemptions as provided herein, each Holder shall execute and deliver to the Company such further letters of representation, acknowledgment, suitability, or the like, as the Company and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

          (c) The Company and Holders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Article V
Registration Rights

          5.1 Demand Registration. The Company shall use its best efforts to prepare and file with the SEC as soon as practicable within 20 days from the date of this Agreement, but in any event within 40 days of the date of this Agreement, a Registration Statement that includes the shares of Common Stock issuable on exercise of all the $3.25 Warrants, or the $4.50 A , $4.50 B, and $5.75 Warrants, as the case may be, and thereafter to use its best efforts to cause such Registration Statement to become effective as soon as is practicably possible and remain effective as provided herein. The Company further agrees to:

          (a) Prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than two (2) years, or such shorter period which will terminate when all securities covered by such Registration Statement have been sold or withdrawn; cause the prospectus which is part of the Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or supplement to the prospectus;

          (b) Notify Holders at any time when a prospectus relating to securities of any Selling Shareholder included in a Registration Statement is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the SEC and furnish to Holders a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (c) Enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such securities;

          (d) Use its best efforts to cause all securities of Holders included in such Registration Statement to be listed, by the date of the first sale of securities pursuant to such Registration Statement, on each securities exchange on which the Company's securities of the same class are then listed or proposed to be listed, if any;

          (e) On or prior to the date on which the Registration Statement is declare effective, use its best efforts to register or qualify, and cooperate with Holders, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of, the securities of Holders covered by the Registration Statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as Holders or the underwriter reasonably requests in writing, to use its best efforts to keep each such registration or qualification effective, including through new filings, or amendment or renewals, during the period such Registration Statement is required to be keep effective and to do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the securities of Holders covered by the Registration Statement; provided that the Company will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (2) consent to general service of process in any such jurisdiction, or (3) subject itself to general taxation in any such jurisdiction;

          (f) Cooperate with Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold by Holders under the Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or Holders may request; and

          (g) Use it best efforts to cause the securities of Holders covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable Holders or the underwriter or underwriters, if any, to consummate the disposition of such securities.

     5.2 Piggyback Registration. If at any time prior to the date that is three years from the acquisition of Common Stock by the Holders pursuant to the exercise of the $3.25 Warrants the Company elects to file a registration statement and the resale by the Holders of the Common Stock acquired on the exercise of the $3.25 Warrants is not then covered by an effective registration statement, the Company shall give the Holders notice of its intent to do so. The Holders shall have ten days subsequent to such notice to elect to have shares of Common Stock acquired on the exercise of the $3.25 Warrants then held by them included in such registration statement; provided that, such shares shall not be included if, in the judgment of the head underwriter involved in the transaction, the inclusion of such shares would adversely affect the underwriting or the completion of the proposed financing. The provisions of this paragraph shall not apply to a registration statement filed on forms S-8, S-4, or similar forms.

     5.3  Cooperation by Holders.

          (a) Holders shall furnish to the Company in writing such information and affidavits as the Company may reasonably require from Holders in connection with any registration, qualification or compliance with respect to such securities. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the securities of any selling Holder that such Holder shall furnish to the Company such information regarding the Holder, the securities to be registered and other securities in the Company held, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's securities.

          (b) By exercising their Warrants, Holders shall be deemed to have confirmed at the time of such exercise the continuing accuracy of the information respecting their status as accredited investors and the suitability of an investment in the Common Stock for them that is contained herein, all except as such investors may then advise the Company in writing. The Company may also require, as a condition precedent to exercise, that the Holder complete and deliver to the Company a suitability letter containing representations and warranties regarding suitability of the investment of like tenor to those contained herein.

          (c) Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (b) of section 5.1, will forthwith discontinue disposition of the securities until Holders' receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (b) of section 5.1 or until they are advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, Holders will, or will request the managing underwriter or underwriters, if any, to, deliver to the Company all copies, other than permanent file copies then in Holders' possession, of the prospectus covering such securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period mentioned in paragraph (a) of section 5.1 shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when Holders shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (b) of section 5.1 hereof or the Advice.

          (d) At the end of any period during which the Company is obligated to keep any Registration Statement current and effective as provided by section 5.1 hereof (and any extensions thereof required by paragraph (c) of this section 5.2), Holders shall discontinue sales of securities pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the securities covered by such Registration Statement which remain unsold, and Holders shall notify the Company of the number of securities registered which remain unsold promptly after receipt of such notice from the Company.

          (e) The Holders acknowledge that the registration of the resale of the securities or the availability of an exemption from registration in certain states may impose certain limitations and conditions on the manner and nature of such sales. The Company shall advise the Holder in writing of such registration or exemption and the related limitations and conditions from time to time. The Holders shall be solely responsible for such Holders' own compliance with such limitations and conditions.

     5.4 Holdback Agreement. Holders, if requested by the managing underwriter or underwriters for any underwritten piggyback registration in which the Holders chose to have shares included, agree not to effect any public sale or distribution of securities, including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the 15 days prior to, and during the 90-day period commencing on the effective date of such registration (except as part of such registration). In the event Holders are prohibited from effecting a sale of securities pursuant to this section 5.3, the time period in paragraph (a) of section 5.1 shall be extended by the number of days Holders are so prohibited.

     5.5 Registration and Selling Expenses. All of the costs and expenses of registration provided for herein will be borne by the Company, including the fees and expenses of the counsel and accountants for the Company (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance), and all other costs and expenses of the Company incident to the preparation, printing, and filing under the Securities Act of the Registration Statement (and all amendments and supplements thereto) and furnishing copies thereof and of the prospectus included therein, and the costs and expenses incurred by the Company in connection with the qualification of the Purchased Stock and shares of Common Stock received on exercise of Warrants under the state securities or blue sky laws of various jurisdictions; provided that the Company shall not bear the costs and expenses of Holders comprising underwriters' commissions, brokerage fees, transfer taxes, or the fees and expenses of any counsel, accountant, or other representative retained by Holders.

     5.6 Rule 144. The Company agrees that it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act and, at any time and upon request of Holders, will furnish Holders with such information generated by the Company in the ordinary course of business as may be reasonably necessary to enable Holders to effect sales of Common Stock received on exercise of Warrants without registration pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, the Company may deregister any class of its securities under section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

     5.7 Participation in Underwritten Registrations. Holders may not participate in any underwritten piggyback registration in which they chose to have stock included unless Holders (a) agree to sell shares of Common Stock received on exercise of Warrants on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (b) complete and execute all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

Article VI
Miscellaneous

     6.1 No Brokers. Holders and the Company agree that no third person has in any way brought the parties together or been instrumental in the negotiation, execution, or consummation of this Agreement. Notwithstanding the foregoing, the Company has agreed to pay a three percent finder's fee to Neil C. Sullivan and Michael Cunniff, who were instrumental in the prior transaction between the parties, on the exercise of the $3.25 A Warrants. Holders and the Company each agree to indemnify the other against any claim by any third person for any commission, brokerage, finder's fee, or other payment with respect to this Agreement or the transactions contemplated hereby based upon any alleged agreement or understanding between such party and such third person, whether expressed or implied, arising from the actions of such party. The covenants set forth in this section 6.1 shall survive the date hereof and the consummation of the transactions herein contemplated.

     6.2 Governing Law. This Agreement shall in all respects, including all matters of construction, validity, and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Utah applicable to contracts entered into in that state between citizens of that state and to be performed wholly within that state without reference to any rules governing conflicts of laws

     6.3 Notices. All notices, demands, requests, or other communications required or authorized hereunder shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

          If to the Company, to:   Larson Davis Incorporated
                         Attn.:  Brian G. Larson, President
                         1681 West 820 North
                         Provo, Utah 84601
                         Facsimile Transmission:  (801) 375-0182
                         Confirmation:  (801) 375-0177

          With copies to:     Keith L. Pope, Esq.
                         Kruse, Landa & Maycock, L.L.C.
                         Eighth Floor, Bank One Tower
                         50 West Broadway
                         Salt Lake City, Utah 84101
                         Facsimile Transmission:  (801) 359-3954
                         Confirmation:  (801) 531-7090

          If to Holders: At the address set forth below their respective names on the signature pages hereto.

          With copies to:     Michael Solovay, Esq.
                         Solovay Marshall & Edlin
                         845 Third Avenue
                         New York, New York  10022
                         Facsimile Transmission:  (212) 355-4608
                         Confirmation:  (212) 752-1000
or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date personally delivered or on the first business day after a legible copy sent by facsimile transmission is received, three days after the date mailed by registered or certified mail, or on the first business day after the date sent by overnight delivery.

     6.4 Attorneys' Fees. In the event that any party institutes and prevails in any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the defaulting or breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     6.5 Best Knowledge. Whenever any representation is made to the "best knowledge" of any party, it shall be deemed to be a representation that an officer or director of such party, after reasonable investigation, has any current actual knowledge of such matters.

     6.6 Entire Agreement. This Agreement, together with the documents to be delivered pursuant hereto, represents the entire agreement between the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth herein.



     6.7 Survival; Termination. The representations, warranties, and covenants of the respective parties as set forth in this Agreement shall survive the closing and consummation of the transactions contemplated by this Agreement for a period of two years from the date of this Agreement. The Company's cumulative liability to Holders for breaches of this Agreement shall not exceed the Purchase Price.

     6.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     6.9 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     6.10 Third-Party Beneficiaries. This Agreement is solely between the Company and Holders and no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

     6.11 No Public Announcement. None of the parties to this Agreement shall, without the approval of each other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement without first providing a copy of such press release or public announcement to the other parties to this Agreement at least five days prior to release. Nothing contained herein shall prohibit any party from making any pubic disclosure or announcement which is required by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              The Company:

                                   Larson Davis Incorporated


                                   By
                                        Brian G. Larson, President


                              Holders:



                                   Laura Huberfeld
                                   Address:  152 West 57th Street
                                         New York, New York  10019






                                   Naomi Bodner
                                   Address:  152 West 57th Street
                                         New York, New York  10019



                                   Jeffrey Rubin
                                   Address:   336 Atlantic Avenue
                                         East Rockaway, New York  11518



                                   Lenore Katz
                                   Address:   336 Atlantic Avenue
                                         East Rockaway, New York  11518



                                   Robert Cohen
                                   Address:   336 Atlantic Avenue
                                         East Rockaway, New York  11518


(signatures continued on following page)

                                   Jeffrey Cohen
                                   Address:   336 Atlantic Avenue
                                         East Rockaway, New York  11518



                                   Allyson Cohen
                                   Address:   336 Atlantic Avenue
                                         East Rockaway, New York  11518



                                   Shawn Zimberg
                                   Address:   336 Atlantic Avenue
                                         East Rockaway, New York  11518

Exhibit A
Allocation of Warrants among Holders



                         Number of     Number of    Combined
                         $3.25 A and   $3.25 B      Number of
                         B             Warrants to  $3.25 C and
             Number of   Warrants to   be           D
             $4.50 A     be            Exercised    Warrants to
Name         Warrants    Exercised     Within       be
             Held        Within        90 Days of   Issued on
                         45 Days of    Effectivene  Timely
                         Effectivene   ss           Exercise
                         ss


Laura        200,104      246,282       153,926      400,208(1)
Huberfeld

Naomi        200,104      246,283       153,925      400,208(1)
Bodner

Jeffrey       24,948       30,705        19,191       49,896
Rubin

Lenore Katz    8,316       10,235         6,397       16,632




Robert        41,580       51,175        31,985       83,160
Cohen

Jeffrey        8,316       10,235         6,397       16,632
Cohen

Allyson         8,316      10,235          6,397         16,632
Cohen

Shawn           8,316      10,235          6,397         16,632
Zimberg

Total        500,000      615,385       384,615     1,000,000


(1) Mrs. Huberfeld and Mrs. Bodner have each previously gifted their respective rights to receive 370,208 of these warrants to charitable organizations and the warrants, if and when issued, will be issued directly to such organizations.